Exhibit 10.34

Magnitude Information Systems, Inc.
1250 Route 28, Suite 309
Branchburg, New Jersey 08876

June 27, 2008

Tell Capital, AG
Tellestrasse 21
CH-9000 St. Gallen
Switzerland

Attention: Mr. Ulrich Schuerch

Dear Mr. Schuerch:

This letter shall serve as an Engagement Agreement (the “Agreement”) pursuant to which Magnitude Information Systems, Inc. (the '"Company", “we” or “us”) engages Tell Capital AG (''Consultant") to render specified professional shareholder/investor relations and senior business development services.

1. Engagement: The Company hereby engages Consultant, and Consultant agrees to assist the Company to: (A) perform as the Company’s Shareholder/Investor Relations Liaison between the Company and its European shareholders; (B) promote the Company and its website to the public markets; (C) identify sources of financing; (D) identify potential strategic partners, acquisition opportunities and joint venture partners for the Company’s social networking website business. The Consultant shall report directly to the Chief Executive Officer. In addition, the Consultant shall render such services to the Company in other areas as may be reasonably required by the Chief Executive Officer of the Company from time to time as communicated in email or other written form.

2. Term: This Agreement shall commence on the date hereof, June 27, 2008 and shall continue through June 26, 2009 (the "Term"). The Company can terminate this Agreement, under certain circumstances for Cause, with 30-days written notice. Termination for "Cause" shall mean termination of this Agreement because Consultant (a) has engaged in fraudulent or criminal conduct in connection with the performance of his duties hereunder which conduct materially and adversely affects the Company, (b) admits to or has been convicted of a crime punishable by imprisonment for more than one year, (c) has been disloyal to the Company by assisting competitors of the Company or their associates to the disadvantage of the Company by a breach of Section 7 or by otherwise actively assisting competitors to the disadvantage of the Company.

3. Compensation: In consideration of the Consultant’s agreement to render the services set forth herein and his commitment to provide such services, the Company shall pay Consultant a signing fee of $48,000 upon the execution of this Agreement. In further consideration for Consultant’s services rendered and to be rendered during the term of this Agreement, Consultant shall receive the following compensation:

(a) For his efforts with respect to his services hereunder described, Consultant shall, for each month of the Term, receive (1) a stock grant of 1,000,000 restricted common shares, (2) a stock warrant to purchase 1,000,000 restricted common shares, exercisable at $.05 per share, during a five-year exercise period, with a “cashless” exercise provision (the “Warrants”), and (3) a payment of $8,000;

(b) In order to induce Consultant to render the services required under this Agreement and to provide Consultant with assurances that during the period identified below, the exercise price of the Warrants to be earned shall be equal to the exercise prices of any Warrants that may be issued by the Company to any third party following the date hereof and at any time during the remaining term of this Agreement; accordingly, in the event the Company issues a common stock purchase warrant to any third party during such period, at an exercise price lower than that contained in the Warrants to be issued under this Agreement, the Company shall notify the Consultant to return any Warrants issued under the terms of this Agreement for cancellation and the Company shall issue new Warrants in an equal amount to those cancelled, containing an exercise price equal to the lower exercise price contained in the common stock purchase warrants issued to any such third party.

4. Assignment: Consultant may not assign any of its rights, duties or obligations under this Agreement without the prior written consent of the Company.

5. Consultant Representations: Consultant agrees and represents: (a) that it is an independent contractor and not an employee or agent of the Company and that in acting pursuant to this engagement it will not legally bind or obligate the Company in any manner whatsoever; and (b) that the execution and delivery of its performance under this Agreement shall not violate or breech any agreement, contract or obligation currently in existence between the Consultant and any third party.

6. Reimbursement of Expenses. The Company will reimburse Consultant for all pre-approved in writing reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder upon presentation of an itemized account of such expenditures, in accordance with Company practices and pertinent IRS regulations.

7. Confidentiality and Non-Compete: Except as contemplated by the terms hereof or as required by applicable law, Consultant shall keep confidential during the Term and for a period of twenty-four months thereafter all non-public information provided to Consultant by the Company, and shall not disclose such information to any third party, other than such of Consultant’s partners, employees and advisors as Consultant determines to have a need to know and shall not use any such information for any purpose other than the purpose of performing Consultant’s services for the Company as herein contemplated. In addition, Consultant hereby agrees not to compete, either directly or indirectly as a shareholder, employee or independent contractor of another company or entity, with the Company in the field of social website business or solicit any of the Company's customers or employees to leave the Company during the Term and for a period of twenty-four months thereafter.

8. Short Position: During the term of this engagement and for a period of twenty-four months thereafter, Consultant or its principals will not maintain a net short position at any time in the Company's shares. This net position includes freely trading shares and any preferred shares and warrants on an "as converted" basis.

9. Assistants to Consultant: Should the Consultant, in Consultant's sole discretion, deem it necessary to engage assistants, or third parties, to aid Consultant in the performance of the Services, the parties agree that such assistants are engaged solely by the Consultant, and that Consultant alone is responsible for providing compensation for such assistants.

10. Agreement: This Agreement may not be amended or modified except in writing and shall be deemed to have been made and delivered in the State of New York, and this letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the internal laws of the State of New York. Any legal action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in either the Supreme Court, New York County, State of New York or in the United States District Court for the Southern District of New York, and the parties hereby expressly submit to the personal jurisdiction of said courts. Consultant acknowledges that a material part of the consideration upon which the Company is relying to enter into this Agreement is the Consultant’s promises made in Paragraph 7 and that if Consultant breached such promise or promises the Company would suffer immediate and irreparable harm of a unique nature that could not be determined in liquidated damages. Accordingly, Consultant agrees that in the event he breaches or threatens to breach any of these promises the Company may obtain an injunction against any such breach or threat of breach in any one of the above identified New York courts.

11. Complete Agreement; Survival: This Agreement supercedes and replaces any and all prior consulting agreements, oral or written, between the parties.

The parties hereby agree that their promises made in Paragraphs 7, 10 and 12 shall survive any termination of this Agreement.

12. Indemnification. The Consultant and the Company hereby agree to defend one another and to indemnify each other from and against any liability of any nature whatsoever that may arise out of or as a result of any material misrepresentations or omissions made in connection with the services rendered under the terms of this Agreement made by either the Consultant or the Company, as the case may be (the “Indemnifying Party”). By this indemnification, the Indemnifying Party shall pay, on demand, to the other party (the “Indemnified Party”) any and all costs, expenses, judgments, fines, including reasonable attorney’s fees, incurred during any administrative proceeding or legal process instituted against either the Company or the Consultant whose material allegations include a claim or claims that the Indemnifying Party made a material misrepresentation or omission in connection with the conduct of the services rendered under this Agreement.

If the foregoing correctly sets forth the understanding and agreements between the Company and Consultant, Consultant shall indicate so by signing in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.
This agreement is subject to approval by the Company's Board of Directors.

Magnitude Information Systems, Inc.

By:
Edward L. Marney
President and CEO

Agreed to: Consultant: tell Capital AG

By:
Mr. Ulrich Schuerch